Exhibit 99.1

FOR IMMEDIATE RELEASE

INTER PARFUMS, INC. ANNOUNCES SECOND QUARTER SALES AND
RAISES ITS SALES GUIDANCE FOR 2004

New York, New York, July 15, 2004: Inter Parfums, Inc. (NASDAQ National Market: IPAR) today announced second quarter sales and raised its 2004 sales guidance.  Management expects to issue operating results for the current second quarter on August 11th.

Net sales for the second quarter were $46.8 million, up 13% compared to $41.4 million in the second quarter of 2003.  At comparable foreign currency exchange rates, net sales were 14% ahead of the same quarter last year.

Thus for the first half of 2004, net sales approximated $105.2 million for a 33% gain over $79.0 million in the same period last year.  At comparable foreign currency exchange rates, net sales were 28% ahead of the first half of last year.

Inter Parfums has raised its 2004 sales guidance to $225 million which includes incremental sales resulting from its recently acquired Lanvin fragrance license, partially offset by the effect of the rise in the dollar vs. the euro during the second quarter of 2004.  The Company's prior sales guidance for 2004 was $222 million.  Management is maintaining its 2004 net income guidance of $15.8 million.  Sales and net income guidance assumes that the dollar remains at current levels.

In other news, the Company reported that it was one of the elite 100 in Business Week's annual listing of Hot Growth Companies.  In addition, the FSB 100, Fortune Small Business's list of America's Fastest-Growing Small Public Companies also included Inter Parfums.

Jean Madar, Chairman and CEO of Inter Parfums, stated, "Burberry fragrances continued to produce strong growth, driven by the excellent performance of the Burberry London and Burberry Week end lines, further gains by the Burberry Touch line and the success of the Burberry Brit for women collection launched in the fall of 2003.  We look forward to the launch in the fall of the Burberry Brit for men line in selected markets."

Mr. Madar added, "The spring introduction of L'Eau de S.T. Dupont has also been a success in its launch markets in Europe and the Middle East and our expectations remain high for the debut of the men's and women's Paul Smith London fragrance later this summer."

Mr.Madar went on to say, "I am pleased to report that the most critical phases of the integration of our men's skin care business, Nickel, have been completed.  We are concentrating our efforts in developing stronger distribution channels for the brand.  With respect to Lanvin, new fragrance families are now in the planning stage."

Statements in this release which are not historical in nature are forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to be materially different from projected results. Such factors include renewal of existing license agreements, effectiveness of sales and marketing efforts and product acceptance by consumers, dependence upon management, competition, currency fluctuation and international tariff and trade barriers and governmental regulation. Given these uncertainties, persons are cautioned not to place undue reliance on the forward-looking statements.

Inter Parfums develops, manufactures and distributes prestige perfumes and cosmetics as the exclusive worldwide licensee for Burberry, S.T. Dupont, Paul Smith, Christian Lacroix, Celine, Diane von Furstenberg and Lanvin.  The Company also has controlling interest in Nickel S.A., a men's skin care company.  In addition, Inter Parfums is a leading producer and supplier of mass market fragrances, cosmetics and personal care products.  The Company's products are sold in over 120 countries worldwide.

Contact at	Inter Parfums, Inc. Russell Greenberg, Exec. VP & CFO (212) 983-2640 rgreenberg@interparfumsinc.com www.interparfumsinc.com	or	Investor Relations Counsel The Equity Group Inc. Linda Latman (212)836-9609/llatman@equityny.com Sarah Torres (212)836-9611/storres@equityny.com www.theequitygroup.com